CONSULTING AGREEMENT

THIS AGREEMENT made as of the 25th day of July, 2003.

BETWEEN:

BEESTON ENTERPRISES LTD., a Nevada Corporation, having a business office at #200- 1687 West Broadway, Vancouver, British Columbia, Canada, V6J 1X2

(the "Company")

OF THE FIRST PART

AND:

CHARLES AMES, A.R.T., H.O.M., Consultant, of #20- 21 Avens Road, Moose Jaw, Saskatchewan, Canada, S6J 1C9

(the "Consultant")

OF THE SECOND PART

WHEREAS:

  The Company intends to develop and implement a plan for the establishment of a facility located within either the Province of British Columbia or Alberta that will offer services provided by a medical diagnostic imaging system utilizing either a computed tomography or magnetic resonance imaging based technology (the "Business Plan");

  The Company desires to avail itself of the services of the Consultant from time to time to assist in the development and implementation of its Business Plan and the Consultant desires to enter in this agreement with the Company on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree with each other as follows:

  REPRESENTATIONS AND WARRANTIES

The Consultants represents and warrants to the Company that he has the professional skills and experience to provide such services as may be necessary for the development and implementation of the Company's Business Plan, including, but without limitation, the following services:

(1) determining the appropriate type of medical diagnostic imaging equipment to be acquired by the Company based on either a computed tomography or magnetic resonance imaging technology;

(2) determining the facility requirements relating to the type of medical diagnostic imaging equipment selected and the most viable location for such a facility within either Alberta or British Columbia;

(3) assuring compliance with applicable regulations and codes established by various levels of governments which must be adhered to in order to obtain the approvals from these respective government authorities to operate a medical diagnostic imaging service business;

(4) assisting in recruiting and assessing licensed medical practioners and radiation technicians to be hired by the Company;

(5) participating and advising in negotiations with the major medical insurers for a contract to provide the Company's proposed medical diagnostic imaging services to their clients; and,

(6) assisting with development of a fee schedule for the various types of medical diagnostic imaging services to be provided by the Company;

(collectively, the "Services").

  SERVICES

2.1 The Company agrees to retain the Consultant to provide his consulting services to the Company, and the Consultant agrees to make his consulting services available to the Company, at such times and for the performance of such services as the Company shall require, in accordance with the terms and conditions of this agreement.

2.2 The Consultant shall have the sole supervision and direction of the work covered by this agreement and shall be responsible for the manner in which the said work is done, for the method employed in doing the same and for all acts and things done in the performance of the Consultant's obligations hereunder, except for departing from the Consultant's normal practices which may be requested by the Company from time to time. Nothing contained in this agreement and the relationship created between the parties hereby shall, directly or indirectly, constitute the Consultant as agent or servant of the Company and further, nothing herein shall operate or be construed to relieve the Consultant of any duties or obligations imposed upon it as an independent contractor.

2.3 During the initial period (and any additional period) of this agreement the Services to be rendered by the Consultant to the Company shall be in initiated by the Company requesting and authorizing an order for the Services in the following manner:

(1) The Company shall submit a work request in writing to the Consultant containing a full description of the Services and related activities to be performed by the Consultant under the order, including any required delivery or performance schedule in respect thereto.

(2) Upon receipt of a work request from the Company, the Consultant will prepare, in triplicate, a work statement of the Services to be performed under the order on an order form and submit the order form, together with all related technical attachments and schedules, to the Company for authorization.

(3) Every order form submitted by the Consultant to the Company for authorization by the Company shall contain an itemized breakdown of all applicable charges, the total of which shall be equal to the estimated funding limitation that shall also be specified in the order form.

(4) The Consultant shall, before proceeding with an order, first obtain the Company's written authorization to proceed with it.

(5) No liability for any Services rendered or for any costs, whether direct or indirect, arising from or in respect to an order shall be incurred or suffered by either party to this agreement unless and until the order is authorized in writing by the Company.

(6) The Consultant has the right to accept or reject, at its discretion, any work request for Services, or any part of one, received by it from the Company and, as the case may be, to resubmit an amended work statement for authorization by the Company and incorporation into an order.

2.4 The Company may from time to time, make changes in the scope of the Services to be performed under an order previously authorized by the Company and these changes, to be effective, must be in writing and agreed to by the Consultant. If any of these changes result in an increase or decrease in the Charges or estimated funding limitation specified in the order, the order shall be amended to reflect the changes and the increase or decrease, as the case may be, in the Charges or estimated funding limitation.

3. FEES AND EXPENSES

3.1 The fees and expenses ("Charges") payable by the Company for the performance of an order authorized under this agreement shall be determined in accordance with the following terms and conditions:

(1) The fee for services performed or to be performed by the Consultant under an order shall be at a $500.00 per diem rate, or a pro rata portion thereof, based on an eight (8) hour day.

(2) Reasonable and necessary travel and living expenses incurred by the Consultant directly as a result of the performance of Services rendered under an order for required travel outside the metropolitan area of the principal office of the Consultant shall be invoiced to and paid by the Company at cost. Invoices for these travel and living expenses shall be supported by copies of all applicable vouchers and receipts.

(3) The Company shall pay the Consultant the cost of all out-of-pocket expenses such as long distance telephone charges, postage fees and shipping costs to the extent that these expenses are incurred directly as a result of the performance or delivery of Services rendered under an order.

(4) The Company shall pay the Consultant the cost of all customs fees, duties, sales taxes and other related costs incurred by the Consultant directly as a result of the shipment or delivery of Services or materials to the Company under an order. The Company shall, however, have no liability or responsibility for the withholding, collection or payment of income taxes, employment insurance, statutory or other taxes or payments of any other nature on behalf or in respect of or for the benefit of the Consultant or any other person. The Consultant agrees to hold the Company harmless from and against any order, penalty, interest or tax that may be assessed or levied against the Company as a result of the failure or delay of the Consultant to file any return or information required by any law, ordinance or regulation.

(5) The Consultant will submit invoices of all Charges incurred by it in respect to Services performed under an order on a monthly basis and any invoice so submitted shall be due and payable within fifteen (15) days from the date of its receipt by the Company, subject to verification by the Company of the validity of the Charges.

3.2 The estimated funding limitation specified in an order form submitted by the Consultant to the Company pursuant to this agreement and authorized by the Company in an order pursuant to this agreement shall be governed by the following terms and conditions.

(1) Except as provided by paragraph 3.2(3) of this agreement, the parties agree that the total of the Charges payable by the Company for the performance of an order under this agreement shall not exceed the estimated funding limitation set forth in the order and the Consultant agrees to use its best efforts to perform all Services called for in the order within the estimated funding limitation.

(2) The Consultant agrees to notify the Company in writing at the time when the dollar amounts of all Charges invoiced to the Company under the order pursuant to this agreement equal eighty percent (80%) of the estimated funding limitation and to include in this notification the remaining dollar amounts of all Charges to be expended by the Consultant in order to complete the order, as authorized.

(3) In the event that it appears the Consultant cannot complete the order as authorized within the estimated funding limitation, the Company may, but shall not be obliged to, authorize in writing an amendment to the order increasing the estimated funding limitation on those terms and conditions as the Company shall, in its own discretion, deem adequate.

4. Patent, Trademark, Trade Secret and Copyright Infringement

4.1 The Consultant covenants that all Services or materials or both provided or to be provided to the Company under an order do not infringe any existing patent, trademark, trade secret or copyright registered or recognized in Canada or elsewhere with respect to or in connection with the intended use of the Services or materials or both by the Company at the time the order is authorized by the Company.

4.2 The Consultant agrees to indemnify the Company from and against any loss, damage or liability for the infringement of any such patent, trademark, trade secret or copyright by the Company arising from or in connection with the Company's usage of the Services or materials or both, except where the claim of infringement is based on the usage of the Services or materials or both by the Company in combination with other services, programs, material or data not provided by the Consultant to the Company under any order or combination of orders.

4.3 The Consultant also agrees that it shall defend, settle or compromise, at its own expense, any action for patent, trademark, trade secret or copyright infringement, subject to the foregoing exception.

5. Confidentiality

5.1 Except as may be necessary in the performance of any order under this agreement, the Consultant shall not at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles or other reproduction or recordings of any type, or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed or otherwise recorded material of the Company, or which relate in any manner to the present or prospective business of the Company. The Consultant shall have no interest in any of this material and agrees to surrender any of this material which may be in its possession to the Company immediately upon the termination of this agreement or at any time prior to the termination upon the request of the Company.

5.2 The Consultant shall not at any time (except under legal process) divulge any matters relating to the business of the Company or any customers or agents of the Company which may become known to it by reason of its Services under an order, orders or otherwise and shall be true to the Company in all dealings and transactions relating to the Services contemplated by this agreement and any order. Furthermore, the Consultants shall not use at any time (whether during the continuance of this agreement or after its termination) for its own benefit or purposes or for the benefit or purposes of any other person, firm, corporation, association or other business entity, any trade secrets, business development programs, or plans belonging to or relating to the affairs of the Company, including knowledge relating to customers, clients, or employees of the Company.

6. Non-solicitation

During the term of this agreement and for a period of two (2) years after the termination of it, the Consultant agrees not to solicit for employment any Company employee contacted by the Consultant during the performance of any order.

7. Reservation

Nothing in this agreement shall be construed as obligating the Company to utilize the Services of the Consultant or restricting the Company from utilizing the similar services of any other party.

8. Ownership of Materials

All original materials, data, specifications, tapes, programs, either in written or in magnetic or electronic form which are provided by the Company to the Consultant or which are prepared or produced by the Consultant specifically for and paid for by the Company under an order or under this agreement shall be or become the sole property of the Company.

9. Risk of Loss

All work, including but not limited to the materials, data, specifications, tapes and programs which have been delivered to the Company by the Consultant under an order shall become the responsibility of the Company to protect from loss, damage or destruction. The replacement of any such work lost, damaged or destroyed after delivery to the Company shall be at the sole expense of the Company.

10. Assignment

Neither this agreement nor any interest in it or under any order authorized under it may be assigned or ceded in any manner by either party to it without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld.

11. Consultants Liability

11.1 The Consultant shall be liable for all personal injury and property damage caused to the Company, its employees or agents by the Consultant's own fault or negligence (or by that of its sub-contractors or agents) in the performance or non-performance of any of its obligations under any order or under the terms of this agreement and further, the Consultant shall indemnify the Company from and against any loss arising from claims against the Company for personal injury or property damage caused by the fault or negligence of the Consultant, its sub-contractor or agents in the performance or non-performance of any of their obligations under any order or under the terms of this agreement.

11.2 Without limiting the generality of the foregoing, the Consultant shall also be liable and shall indemnify the Company for any loss suffered by the Company as a result of the commission of any dishonest or fraudulent act by any of the Consultant, its sub-contractors or agents during the currency of this agreement or at any time after the termination of it.

11.3 Notwithstanding anything to the contrary herein contained, the Consultant shall not be liable for any loss suffered by the Company arising from or connected with the use or application of any Services provided by the Consultant under any order for purposes other than those for which the Services were designed in accordance with the order.

12. Duration of Agreement

Unless otherwise terminated as provided for in paragraph 14 hereof, this agreement shall be in full force for an initial period of one (1) year, commencing as and from the day and year first written above and thereafter shall be automatically renewed for an additional period of one (1) year. This agreement may be terminated on the expiration of the initial period or at any time during the subsequent period by the Company giving thirty (30) days' prior written notice of termination to the Consultant or by the Consultant giving thirty (30) days' prior written notice of termination to the Company, as the case may be.

13. Termination of Order

Any order authorized under this agreement may be terminated by the Company at any time for any reason the Company, in its sole discretion, considers sufficient upon the Company giving Fifteen (15) days prior written notice of termination to the Consultant.

14. Termination of Agreement

14.1 If either party to this agreement is in breach of any of its obligations under this agreement or under any order, the other party may give a notice in writing of the breach to the defaulting party and request the latter to remedy it. If the party in breach fails to remedy the breach within thirty (30) days after the date of written notice, then this agreement may be terminated immediately by written notice of termination given by the complaining party.

14.2 Notwithstanding the provisions of paragraph 14.1 hereof, the Company may terminate this agreement by written notice to take effect immediately upon receipt of it by the Consultant if:

(1) the Consultant is in breach of paragraph 5 of this agreement relating to the secrecy of confidential information; or

(2) the Consultant becomes insolvent or bankrupt or makes as assignment for the benefit of creditors, or a receiver is appointed of its business; or a voluntary or involuntary petition in bankruptcy is filed; or

(3) the Consultant attempts to assign or cede any interest in this agreement or under any work order without the prior written consent of the Company; or

(4) the Consultant comes under the direct or indirect control of any corporation or other person(s); or

(5) the Consultant becomes mentally, physically or otherwise incapable of fulfilling his obligations under this agreement to the satisfaction of the Company.

14.3 Notwithstanding any other provisions contained herein to the contrary, this agreement shall terminate forthwith, without notice:

(1) upon the death of the Consultant; or

(2) by mutual agreement in writing by the parties hereto.

14.4 The provisions of this paragraph shall not in any way restrict the rights of either party hereto to terminate this agreement or any order authorized hereunder pursuant to any other paragraph in this agreement.

15. Effect of Termination

15.1 Upon the termination of any order under this agreement or of this agreement as the case may be, the Consultant shall, within sixty (60) days after the date of termination, file a written claim with the Company which shall include an invoice for all work performed and all Charges incurred under the order or all outstanding orders, as the case may be.

15.2 All orders authorized by the Company prior to the effective date of termination of this agreement shall be completed by the Consultant under the terms of this agreement as if this agreement were still in full force, unless the termination was made in accordance with the provisions of paragraphs 14.2 or 14.3 hereof.

15.3 Upon receipt of payment from the Company of the Consultant's written claim specified in paragraph 15.1 hereof, the Consultant shall immediately turn over to the Company all completed programs, reports, data, specifications, diagrams and all other material generated during the performance of the order, or orders, as the case may be, and further the Consultant shall return all confidential information furnished to the Consultant by the Company pursuant to the order or orders or under this Agreement.

16. Notices

Wherever in this agreement it shall be required or permitted that notice be given or served by either party to or on the other, the notice shall be in writing and shall be delivered personally to the party to whom it is given or sent by prepaid, registered mail, or by facsimile, addressed as follows.

BEESTON ENTERPRISES LTD.

#200 - 1687 West Broadway

Vancouver, British Columbia

Canada V6J 1X2

Fax: (604) 738-8116

CHARLES AMES, A.R.T., C.S.M.L.S., H.O.M.

#20 - 21 Evans Drive

Moose Jaw, Saskatchewan

Canada S6J 1C9

Fax: (306) 692-5449

and each such notice shall be deemed given on the date of delivery in the case of delivery, five (5) days after mailing in the case of mail and the next day after the time of transmission in the case of a facsimile. No notice may be given by mail during a real or apprehended mail strike in Canada. The addresses provided herein this paragraph 16. may be changed from time to time by either party by notice as above provided.

17. General

17.1 Entire agreement and waiver. This agreement constitutes all of the agreements between the Consultant and the Company pertaining to the subject-matter of it and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties to it and there are no warranties, representations or other agreements between the parties to it in connection with the subject-matter of it except as specifically set forth or referred to in this agreement. No supplement, modification, waiver or termination of this agreement shall be binding unless executed in writing by the party hereto to be bound thereby. No waiver of any other provisions of this agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

17.2 Headings. Headings are included solely for convenience of reference and are not intended to be full or accurate descriptions of the content of the paragraphs.

17.3 Interpretation. In this agreement, words importing the singular number include the plural and vice versa, words importing the masculine gender include the feminine and neuter genders; and words importing persons include individuals, sole proprietors, corporations, partnerships, trusts and unincorporated associations.

17.4 Applicable law. This agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the laws of the United States of America in force therein.

17.5 Invalidity of provision. The invalidity or unenforceability of any provision of this agreement or any covenant in it shall not affect the validity or enforceability of any other provision or covenant in it and the invalid provision or covenant shall be deemed to be severable.

17.6 Dollar. All reference to $ or Dollar shall mean lawful money of Canada.

17.7 Time of essence. Time shall be deemed to be of the essence of the agreement; provided that the time for completing any order, which has been or is likely to be delayed by reason of force majeure or other cause beyond the reasonable control of a party hereunder, shall be extended by a period equal to the length of the delay so caused, provided that prompt notice in writing of the occurrence causing or likely to cause such delay is given to the other party hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

BEESTON ENTERPRISES LTD.

/s/ Brian Smith

Authorized Signatory

/s/ Victor Yaschuk /s/ Charles Ames

Witness CHARLES AMES